Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports Second Quarter 2014 Financial Results

Warren, MI – July 24, 2014 — Universal Truckload Services, Inc. (NASDAQ: UACL) reported today second quarter net income of $13.6 million, or $0.45 per basic and diluted share, on total revenues of $307.5 million. This compares to net income of $14.2 million, or $0.47 per basic and diluted share, on total revenues of $264.2 million during the second quarter of 2013.

Operating revenues increased 16.4% in the quarter ended June 28, 2014 compared to the second quarter of 2013. Excluding results from our December 2013 acquisition of Westport Axle Corporation, which totaled $26.3 million in the second quarter, Universal’s consolidated operating revenues grew 6.4% to $281.2 million, compared to $264.2 million in the second quarter of 2013.

Revenues from transportation services increased to $197.5 million in the quarter ended June 28, 2014, a 10.1% increase from the comparable period last year due to solid demand in key markets and a good pricing environment. Excluding Westport’s results, revenues from value-added services declined $1.5 million, or 2.9% in the second quarter of 2014 compared to the second quarter of 2013. Our revenues from intermodal services increased 1.2%, to $34.0 million from $33.6 million in the second quarter of 2013.

Income from operations increased 3.4%, to $24.4 million or 7.9% of operating revenues, compared to $23.6 million or 8.9% of operating revenues for the second quarter of 2013. Income from operations in our transportation segment increased 30.7% to $9.8 million or 5.0% of segment operating revenues for the second quarter of 2014, which compares to $7.5 million or 4.2% of segment operating revenues for the second quarter of 2013. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 4.7% to $16.1 million or 14.4% of operating revenues for the second quarter of 2014. This compares to $16.9 million or 19.7% of operating revenues one year earlier. Second quarter 2014 income from operations in our logistics segment includes $4.1 million from Westport.

“Our transportation businesses performed well in the second quarter, driven by a 5.7% increase in the number of loads and a 6.5% improvement in average operating revenue per loaded mile,” stated Universal’s Chief Executive Officer, Scott Wolfe. “During the recent quarter, our recurring logistics operations operated in line with expectations. Jeff Rogers, our new executive vice president, has now joined our leadership team, and we are focused on identifying growth opportunities, while continuing to build a more effective organization.”

We calculate and report selected financial metrics in connection with lending arrangements, and also to isolate and separately identify the impact of corporate development activities, which can include non-operating transaction costs and amortization of intangible assets recognized as the result of prior acquisitions. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

For the thirteen weeks ended June 28, 2014, our EBITDA increased 13.3% to $32.4 million, from $28.6 million for the thirteen weeks ended June 28, 2013. Expressed as a percentage of operating revenues, second quarter 2014 EBITDA was 10.5%, compared to 10.8% for the second quarter of 2013. Trends in EBITDA expressed as a percentage of operating revenues are substantially similar to trends in income from operations.

As of June 28, 2014, we held cash and cash equivalents totaling $8.1 million and marketable securities totaling $12.4 million. Outstanding debt totaled $242.4 million and obligations pursuant to capital leases were valued at $3.9 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on August 4, 2014 and is expected to be paid on August 14, 2014.

Conference call:

We invite analysts and investors to participate in a conference call on Friday, July 25, 2014 at 10:00 AM ET. During the call, we will discuss Universal’s second quarter 2014 financial performance, the current demand outlook in key markets we serve, and trends impacting our business. Hosting the call will be Scott Wolfe, Chief Executive Officer, Don Cochran, President, and David Crittenden, CFO.

Dial-in details:

Call Toll Free: (866) 622-0924

International Dial-in: +1 (660) 422-4956

Conference ID: 64110930

A replay of the conference will be available two hours after the call through August 21, 2014, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 64110930. Additionally, the call will be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Operating revenues:
Transportation services	$197,505	$179,439	$377,321	$346,366
Value-added services	76,009	51,181	145,489	98,951
Intermodal services	34,035	33,552	64,103	66,964

Total operating revenues	307,549	264,172	586,913	512,281
Operating expenses:
Purchased transportation and equipment rent	155,518	141,640	295,943	276,154
Direct personnel and related benefits	55,017	45,652	107,918	88,999
Commission expense	11,022	9,787	20,753	19,122
Operating expense (exclusive of items shown separately)	30,789	19,715	61,279	38,875
Occupancy expense	6,578	5,300	13,413	10,262
Selling, general and administrative	11,217	8,739	21,308	16,541
Insurance and claims	4,973	4,704	11,594	9,382
Depreciation and amortization	8,022	5,006	15,663	10,066

Total operating expenses	283,136	240,543	547,871	469,401

Income from operations	24,413	23,629	39,042	42,880
Interest expense, net	(2,463)	(928)	(4,038)	(2,030)
Other non-operating income	125	127	214	261

Income before provision for income taxes	22,075	22,828	35,218	41,111
Provision for income taxes	8,442	8,674	13,461	15,583

Net income	$13,633	$14,154	$21,757	$25,528

Earnings per common share:
Basic	$0.45	$0.47	$0.72	$0.85
Diluted	$0.45	$0.47	$0.72	$0.85
Weighted average number of common shares outstanding:
Basic	30,054	30,054	30,082	30,054
Diluted	30,092	30,196	30,124	30,196
Dividends paid per common share:	$0.07	$—	$0.14	$—

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2014	December 31, 2013
Assets
Cash and cash equivalents	$8,106	$10,223
Marketable securities	12,407	11,626
Accounts receivable - net	161,214	132,001
Other current assets	46,430	49,539

Total current assets	228,157	203,389
Property and equipment - net	161,429	142,656
Other long-term assets - net	138,926	144,091

Total assets	$528,512	$490,136

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$118,195	$93,896
Capital lease obligations	3,895	4,643
Debt	242,403	237,500
Other long-term liabilities	44,953	48,532

Total liabilities	409,446	384,571
Total shareholders’ equity	119,066	105,565

Total liabilities and shareholders’ equity	$528,512	$490,136

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Transportation Services:
Average operating revenues per loaded mile (a)	$2.93	$2.75	$2.95	$2.72
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.54	$2.36	$2.55	$2.34
Average operating revenues per load (a)	$1,031	$1,002	$1,039	$999
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$892	$859	$898	$857
Average length of haul (a) (b)	351	364	353	367
Number of loads (a)	167,299	158,274	317,660	309,315
Value Added Services:
Number of facilities (d)
Customer provided	19	17	19	17
Company leased	28	27	28	27

Total	47	44	47	44
Intermodal Services:
Drayage (in thousands)	$30,629	$27,771	$57,573	$52,633
Domestic Intermodal (in thousands)	743	3,220	1,547	9,168
Depot (in thousands)	2,663	2,561	4,983	5,163

Total (in thousands)	$34,035	$33,552	$64,103	$66,964

Average operating revenues per loaded mile (c)	$5.30	$4.49	$5.21	$4.47
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (c)	$4.28	$3.62	$4.20	$3.59
Average operating revenues per load (c)	$395	$339	$397	$330
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (c)	$319	$273	$320	$264
Number of loads (c)	77,460	82,000	145,081	159,657
Number of container yards	11	11	11	11

(a)	Excludes operating data from Universal Logistics Solutions, Inc., and Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data—Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Average Headcount:
Employees	4,251	3,540	4,241	3,208
Full time equivalents	1,539	1,650	1,583	1,856

Total	5,790	5,190	5,824	5,064
Average number of tractors:
Provided by owner-operators	3,323	3,338	3,309	3,356
Owned	801	687	779	685
Third party lease	67	65	77	55

Total	4,191	4,090	4,165	4,096
Operating Revenues by Segment:
Transportation	$195,374	$178,261	$370,723	$347,803
Logistics	112,062	85,805	215,968	164,267
Other	113	106	222	211

	$307,549	$264,172	$586,913	$512,281

Income from Operations by Segment:
Transportation	$9,819	$7,504	$15,129	$13,220
Logistics	16,081	16,890	25,762	30,644
Other	(1,487)	(765)	(1,849)	(984)

	$24,413	$23,629	$39,042	$42,880

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
EBITDA
Net income	$13,633	$14,154	$21,757	$25,528
Provision for income taxes	8,442	8,674	13,461	15,583
Interest expense, net	2,463	928	4,038	2,030
Depreciation and amortization	8,022	5,006	15,663	10,066
Other non-operating income	(125)	(127)	(214)	(261)

EBITDA	$32,435	$28,635	$54,705	$52,946

EBITDA margin (a)	10.5%	10.8%	9.3%	10.3%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.